Exhibit 99.1

Ronald Kaiser	or	Scott Solomon
Chief Financial Officer		Vice President
Sucampo Pharmaceuticals, Inc.		Sharon Merrill Associates, Inc.
301-961-3400		617-542-5300
rkaiser@sucampo.com		scmp@investorrelations.com
Sucampo Pharmaceuticals Reports Financial Results
for the Second Quarter of 2007
Bethesda, Maryland, August 14, 2007 — Sucampo Pharmaceuticals, Inc. (NASDAQ: SCMP) today reported its consolidated financial results for the quarter and six months ended June 30, 2007. Net income was $13.9 million, or $0.39 per diluted share, for the second quarter of 2007, compared with net income of $3.5 million, or $0.10 per diluted share, for the comparable period a year earlier. Net income for the quarter ended June 30, 2007 reflected the effects of a tax provision of $7.5 million; there was no tax provision for the quarter ended June 30, 2006.
For the three months ended June 30, 2007, product royalty revenue, which relates to sales of AMITIZA® (lubiprostone, 24 mcg), was $9.6 million, an increase of 113% over the product royalty revenue in the second quarter of 2006, which included initial stocking orders for AMITIZA following its launch in April 2006. The second quarter 2007 product royalty revenue of $9.6 million also represents a 314% increase over the product royalty revenue of $2.3 million in the quarter ended March 31, 2007, reflecting an increase in product demand following the recent withdrawal of Zelnorm® from the U.S. market by Novartis. AMITIZA was approved by the U.S. Food and Drug Administration (FDA) in January 2006 for the treatment of Chronic Idiopathic Constipation in adults.
Total revenue in the second quarter of 2007 was $48.9 million, as compared with $15.4 million in the same period of 2006. Second quarter 2007 revenue included research and development revenue of $38.1 million, as compared with $9.7 million in the same period of 2006. In June 2007, Sucampo submitted a supplemental New Drug Application (sNDA) seeking U.S. marketing approval for a lower strength of lubiprostone (8 mcg) as a treatment for patients with irritable bowel syndrome with constipation ( IBS-C), a disease that affects nearly one third of the estimated 58 million Americans who suffer from IBS. As a result of this filing, Sucampo recorded research and development revenue of $30.0 million in the second quarter of 2007 for a milestone payment earned pursuant to Sucampo’s collaboration and license agreement with Takeda Pharmaceutical Company Limited, the Japanese parent company of Takeda Pharmaceuticals North America, Inc., which is co-marketing AMITIZA for the treatment of Chronic Idiopathic Constipation in the United States.

Sucampo completed its initial public offering (IPO) of Class A common stock on August 2, 2007. The IPO generated net proceeds for Sucampo after expenses and fees of approximately $28.4 million. In connection with the offering, all outstanding preferred stock was converted automatically into Class A common stock.
Operating expenses in the second quarter of 2007 were $28.1 million, as compared with $12.7 million for the same period of 2006. The increase reflected a one-time $10.2 million expense recorded in the second quarter of 2007 related to cash and stock awards to the Company’s founders. The final value of these awards, which were settled immediately following the IPO, was adjusted because the per share offering price in the IPO was less than the estimated fair value of the common stock on the grant date of these cash and stock awards. Consequently, Sucampo will record a reduction in operating expenses of approximately $1.0 million in the third quarter of 2007 to reflect this adjustment.
For the six months ended June 30, 2007, net income was $14.4 million, or $0.41 per diluted share, compared with $16.8 million, or $0.49 per diluted share, for the same period in 2006. Although income before income taxes in the six months ended June 30, 2007 increased to $22.2 million compared with $16.8 million in the same period of 2006, this increase in net income was more than offset by a tax provision of $7.8 million in the first six months of 2007. There was no tax provision in the comparable period of 2006. Total revenues for the first six months of 2007 were $61.9 million, compared with $39.6 million for the six months ended June 30, 2006. Total operating expenses were $40.5 million in the first half of 2007, compared with $24.0 million for the same period in 2006. The financial information for the six months ended June 30, 2006 presented in this press release has been restated to correct an error in accounting for the revenue recognition of the collaboration and license agreements with Takeda.
In light of the recent completion of the IPO, Sucampo will not be holding an investor conference call to discuss financial results for the second quarter of 2007. Sucampo intends to conduct quarterly investor conference calls in the future.
Sucampo Pharmaceuticals, Inc.
Sucampo Pharmaceuticals, Inc., is an emerging pharmaceutical company based in Bethesda, Md. Sucampo was founded in 1996 by Ryuji Ueno, M.D., Ph.D., Ph.D., the company’s Chairman and Chief Executive Officer, and co-founder and founding CEO, Sachiko Kuno, Ph.D. Sucampo focuses on the development and commercialization of drugs based on prostones, a class of compounds derived from functional fatty acids that occur naturally in the human body. The therapeutic potential of prostones was first identified by Dr. Ueno. In January 2006, Sucampo received marketing approval from the U.S. Food and Drug Administration for its first product, AMITIZA, for the treatment of Chronic Idiopathic Constipation in adults. In October 2004, Sucampo entered into an agreement with Takeda Pharmaceutical Company Limited (Osaka, Japan) to co-promote and market AMITIZA in the United States and Canada. To learn more about the company and its products, visit www.sucampo.com

Forward-Looking Statements
Any statements in this press release about future expectations, plans and prospects for Sucampo Pharmaceuticals, Inc. are forward-looking statements made under the provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the words “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “will” “may” or other similar expressions. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: the results of clinical trials with respect to Sucampo’s products under development; the timing and success of submission, acceptance and approval of regulatory filings; Sucampo’s dependence on the commercial success of AMITIZA; Sucampo’s ability to obtain additional funding required to conduct its discovery, development and commercialization programs; Sucampo’s dependence on its co-marketing alliance with Takeda Pharmaceutical Company Limited; and Sucampo’s ability to obtain, maintain and enforce patent and other intellectual property protection for its discoveries. These and other risks are described in more detail in the “Risk Factors” section of the final prospectus relating to Sucampo’s initial public offering filed with the Securities and Exchange Commission on August 3, 2007. Any forward-looking statements in this press release represent Sucampo’s views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date.
Sucampo anticipates that subsequent events and developments will cause its views to change. However, while Sucampo may elect to update these forward-looking statements publicly at some point in the future, it specifically disclaims any obligation to do so, whether as a result of new information, future events or otherwise.

Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Restated)
				(Unaudited)
Revenues and other income:
Research and development revenue	$38,087	$9,700	$47,453	$32,141
Contract revenue	—	—	—	1,500
Collaboration revenue	37	37	74	74
Contract revenue — related parties	114	104	230	133
Product royalty revenue	9,562	4,485	11,871	4,485
Co-promotion revenue	1,134	1,106	2,267	1,267

Total revenues and other income	48,934	15,432	61,895	39,600

Operating expenses:
Research and development	7,348	3,424	13,294	9,545
General and administrative	13,802	5,233	16,635	8,200
Selling and marketing	3,725	3,057	6,957	4,005
Milestone royalties — related parties	1,500	—	1,500	1,250
Royalties — related parties	1,700	967	2,111	967

Total operating expenses	28,075	12,681	40,497	23,967

Income from operations	20,859	2,751	21,398	15,633

Non-operating income (expense):
Interest income	471	661	795	967
Interest expense	—	(60)	(4)	(80)
Other income	42	123	40	262

Total non-operating income, net	513	724	831	1,149

Income before income taxes	21,372	3,475	22,229	16,782
Income tax provision	(7,489)	—	(7,829)	—

Net income	$13,883	$3,475	$14,400	$16,782

Net income per share:
Basic net income per share	$0.40	$0.10	$0.41	$0.50

Diluted net income per share	$0.39	$0.10	$0.41	$0.49

Weighted average common shares outstanding — basic	34,990	34,939	34,990	33,761
Weighted average common shares outstanding — diluted	35,505	35,256	35,505	34,078

Comprehensive income:

Net income	$13,883	$3,475	$14,400	$16,782
Other comprehensive loss
Foreign currency translation	(101)	(183)	(81)	(188)

Comprehensive income	$13,782	$3,292	$14,319	$16,594

Condensed Consolidated Balance Sheets
(in thousands, except share data)

	June 30, 2007	December 31, 2006
	(Unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$7,635	$22,481
Short-term investments	29,375	29,399
Accounts receivable	42,477	3,566
Income taxes receivable	2,362	2,355
Deferred tax assets	14	1,612
Prepaid expenses and other current assets	4,702	536

Total current assets	86,565	59,949
Restricted cash	218	213
Property and equipment, net	1,621	343
Deferred tax assets-noncurrent	520	3,289
Deposits and other assets	167	3,290

Total assets	$89,091	$67,084

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$3,089	$2,391
Accrued expenses	9,884	5,410
Deferred revenue-current	578	11,517
Income taxes payable	3,463	—
Other liabilities — related parties	4,075	—
Other current liabilities	—	8

Total current liabilities	21,089	19,326
Deferred revenue, net of current portion	8,909	9,192
Other liabilities	170	33

Total Liabilities	30,168	28,551

Commitments

Stockholders’ equity:
Series A Convertible Preferred Stock, $0.01 par value; 10,000 shares authorized; 3,780 shares issued and outstanding at June 30, 2007 (unaudited) and December 31, 2006	20,288	20,288

Class A Common Stock, $0.01 par value; 75,000,000 shares authorized; 8,799,385 shares issued and outstanding at June 30, 2007 (unaudited) and December 31, 2006	88	88

Class B Common Stock, $0.01 par value; 75,000,000 shares authorized; 26,191,050 shares issued and outstanding at June 30, 2007 (unaudited) and December 31, 2006	262	262

Additional paid-in capital	47,626	41,555
Accumulated other comprehensive loss	(375)	(294)
Accumulated deficit	(8,966)	(23,366)

Total stockholders’ equity	58,923	38,533

Total liabilities and stockholders’ equity	$89,091	$67,084